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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 20, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders on Thursday, April 20, 2006, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

•	Elect directors for the next year.

•	Consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2006.

•	Consider and act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 21, 2006, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and
General Counsel

Dallas, Texas
March 9, 2006

EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS
MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

PROXY STATEMENT
March 9, 2006

VOTING PROCEDURES

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 20, 2006. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 9, 2006.

If you come to the meeting, you can of course vote in person. But if you don’t come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or Internet voting instructions. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: JAMES R. ADAMS, DAVID L. BOREN, DANIEL A. CARP, CARRIE S. COX, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, PAMELA H. PATSLEY, WAYNE R. SANDERS, RUTH J. SIMMONS, RICHARD K. TEMPLETON and CHRISTINE TODD WHITMAN. If you return a proxy that does not withhold authority to vote for directors, your shares will be voted for each of the nominees.

Nominees for Directorship

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

JAMES R. ADAMS   Director
Chair, Audit Committee.
Chairman of the board of the company, 1996-98. Group president, SBC Communications Inc., 1992-95; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92.

DAVID L. BOREN   Director
Chair, Governance and Stockholder Relations Committee.
President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation and Torchmark Corporation; chairman, Oklahoma Foundation for Excellence.

DANIEL A. CARP   Director
Member, Compensation Committee.
Chairman of the board of Eastman Kodak Company, 2000-December 2005; chief executive officer, 2000-May 2005; director, 1997-December 2005. President of Eastman Kodak, 1997-2001, 2002-2003; chief operating officer, 2002-2003. Director, Norfolk Southern Corporation.

CARRIE S. COX   Director
Member, Audit Committee.
Executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation since 2003. Executive vice president and president of Global Prescription Business at Pharmacia Corporation, 1997-2003.

THOMAS J. ENGIBOUS   Chairman
Chairman of the board since 1998. President and chief executive officer of the company, 1996-April 2004. Joined the company in 1976; elected executive vice president in 1993. Chairman, Catalyst; Director, J.C. Penney Company, Inc.; member, The Business Council; trustee, Southern Methodist University.

GERALD W. FRONTERHOUSE   Director
Member, Audit Committee.
Private investor. Chief executive officer of First RepublicBank Corporation, 1985-88. Chairman of the board and director, Hoblitzelle Foundation.

DAVID R. GOODE   Director
Member, Governance and Stockholder Relations Committee.
Director of Norfolk Southern Corporation since 1992; chairman of the board, 1992-January 2006; chief executive officer, 1992-October 2005; president, 1991-October 2004. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Russell Reynolds Associates, Inc.; member, The Business Council.

PAMELA H. PATSLEY   Director
Member, Audit Committee.
Senior executive vice president of First Data Corporation since 2000; president of its subsidiaries First Data International since 2002 and First Data Merchant Services, 2000-2002. President and chief executive officer of Paymentech, Inc., 1991-2000. Director, Molson Coors Brewing Company, Pegasus Solutions, Inc. and Tolleson Wealth Management, Inc.; national trustee, Boys and Girls Clubs of America.

WAYNE R. SANDERS   Director
Chair, Compensation Committee.
Chairman of the board of Kimberly-Clark Corporation, 1992-2003; chief executive officer, 1991-2002; director, 1989-2003. Director, Belo Corporation; national trustee and governor, Boys and Girls Clubs of America; trustee, Marquette University.

RUTH J. SIMMONS   Director
Member, Compensation Committee.
President of Brown University since 2001. President of Smith College, 1995-2001; vice provost of Princeton University, 1992-95. Director, Pfizer, Inc. and The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations.

RICHARD K. TEMPLETON   Director, President and Chief Executive Officer
President and chief executive officer of the company since May 2004. Chief operating officer of the company, 2000-April 2004. Joined the company in 1980; elected president of the company’s Semiconductor Group and executive vice president in 1996. Director, Semiconductor Industry Association; member, The Business Roundtable.

CHRISTINE TODD WHITMAN   Director
Member, Governance and Stockholder Relations Committee.
Director and president of The Whitman Strategy Group. Administrator of the Environmental Protection Agency, 2001-2003; Governor of New Jersey, 1994-2000. Director, S.C. Johnson & Son, Inc. and United Technologies Corp.

Director Nomination Process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Stockholder Relations Committee (the Committee), which is responsible for reviewing and recommending nominees to the board. The Committee is comprised solely of independent directors as defined by the rules of the New York Stock Exchange (NYSE) and the board’s corporate governance guidelines. The company’s board of directors has adopted a written charter (Statement of Responsibilities) for the Committee. The charter can be found on the company’s web site at www.ti.com/corporategovernance.

It is a long-standing policy of the board to consider director nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the Committee’s consideration can write to the Secretary of the Governance and Stockholder Relations Committee, Texas Instruments Incorporated, Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. The Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

In evaluating prospective nominees, the Committee looks for the following minimum qualifications, qualities and skills:

•	Outstanding achievement in the individual’s personal career.

•	Breadth of experience.

•	Soundness of judgment.

•	Ability to make independent, analytical inquiries.

•	Ability to contribute to a diversity of viewpoints among board members.

•	Willingness and ability to devote the time required to perform board activities adequately (in this regard, the Committee will consider the number of other boards on which the individual serves as a director).

•	Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Stockholders, non-management directors, management and others may submit recommendations to the Committee. The board prefers a mix of experience among its members to maintain a diversity of viewpoints. For example, some board members may have spent much of their careers in business, some in government and some in academia. The board’s current size is within the desired range as stated in the board’s corporate governance guidelines.

Stockholder Communications with the Board

Stockholders and others who wish to communicate with the board as a whole, or to individual directors, may write to them at: Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. All communications sent to this address will be shared with the board or the individual director, if so addressed.

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the board. In 2005, all directors attended TI’s annual meeting of stockholders.

Director Independence

The board has adopted the following standards for determining independence.

A.	In no event will a director be considered independent if:

1.	He or she is a current partner of or is employed by the company’s independent auditors; or

2.	An immediate family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and participates in the auditors’ audit, assurance or tax compliance (but not tax planning) practice.

B.	In no event will a director be considered independent if, within the preceding three years:

1.	He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer) or any of its subsidiaries;

2.	He or she received more than $100,000 during any twelve-month period in direct compensation from the company (other than (a) director and committee fees and pension or other forms of deferred compensation and (b) compensation received for former service as an interim chairman of the board, chief executive officer or other executive officer);

3.	An immediate family member of the director was employed as an executive officer by the company or any of its subsidiaries;

4.	An immediate family member of the director received more than $100,000 during any twelve-month period in direct compensation from the company (excluding compensation as a non-executive officer employee of the company);

5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

6.	An immediate family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

7.	He or she was an executive officer of another company, at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

8.	An immediate family member of the director was an executive officer of another company at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

9.	He or she was, and remains at the time of the determination, an executive officer or employee of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”); or

10.	An immediate family member of the director was, and remains at the time of the determination, an executive officer of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”).

C.	Audit Committee members may not accept any consulting, advisory or other compensatory fee from TI, other than in their capacity as members of the board or any board Committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with TI (provided that such compensation is not contingent in any way on continued service).

D.	The following relationships will not be considered material relationships with the company for the purpose of determining director independence:

1.	A director is an employee, director or trustee of a charitable organization and TI or the TI Foundation makes discretionary contributions to that organization that are less than the greater of $50,000 or 2% of the organization’s latest publicly available consolidated gross revenue.

2.	A director is an employee, director or trustee of another entity that is indebted to TI or to which TI is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the entity he or she serves as an executive officer, director or trustee.

For any other relationship, the determination of whether the relationship is material, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “immediate family member” will have the same meaning as under the NYSE rules.

Applying these standards, the board has determined that the following directors have no material relationship with the company other than as a director and are, therefore, independent: Mr. Adams, Mr. Boren, Mr. Carp, Ms. Cox, Mr. Fronterhouse, Mr. Goode, Ms. Patsley, Mr. Sanders, Ms. Simmons and Ms. Whitman.

Directors’ Ages, Service and Stock Ownership

The table below shows the directors’ ages and holdings of common stock of the company and the year each became a director.

Director	Age	Director Since	Common Stock Ownership at December 31, 2005*
James R. Adams	66	1989	786,666
David L. Boren	64	1995	74,298
Daniel A. Carp	57	1997	97,251
Carrie S. Cox	48	2004	6,615
Thomas J. Engibous	53	1996	5,725,685
Gerald W. Fronterhouse	69	1986	112,839
David R. Goode	65	1996	96,350
Pamela H. Patsley	49	2004	8,257
Wayne R. Sanders	58	1997	85,248
Ruth J. Simmons	60	1999	70,222
Richard K. Templeton	47	2003	4,637,808
Christine Todd Whitman	59	2003	13,250

*	Included in the common stock ownership shown above are:

Director	Shares Obtainable Within 60 Days	Shares Credited to 401(k) and Profit Sharing Accounts	Restricted Stock Units (in Shares)(1)	Shares Credited to Deferred Compensation Account(2)
J.R. Adams	508,750	3,429	18,512	19,076
D.L. Boren	48,750	0	22,880	2,668
D.A. Carp	68,750	0	8,664	19,837
C.S. Cox	3,750	0	2,000	0
T.J. Engibous	5,584,690	17,995	57,600	0
G.W. Fronterhouse	68,750	0	22,880	0
D.R. Goode	68,750	0	13,632	13,968
P.H. Patsley	3,750	0	2,000	2,507
W.R. Sanders	68,750	0	9,600	1,298
R.J. Simmons	48,750	0	8,000	13,472
R.K. Templeton	4,305,190	11,009	320,000	0
C.T. Whitman	11,250	0	2,000	0

(1)	The non-employee directors’ restricted stock units are settled in TI stock upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors.

(2)	The shares in deferred compensation accounts are issued following the director’s termination of service.

Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1% of the company’s common stock.

BOARD ORGANIZATION

Board and Committee Meetings

During 2005, the board held 10 meetings. The board has three standing committees described below. The committees of the board collectively held 20 meetings in 2005. Overall attendance at board and committee meetings was approximately 95%.

Committees of the Board

The charter (Statement of Responsibilities) of each of the standing committees can be found on the company’s web site at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, Texas, 75266-0199, Attn: Investor Relations. A summary of the committees’ duties follows.

Audit Committee.    All members of the Audit Committee are independent under the rules of the NYSE and the board’s corporate governance guidelines. The Audit Committee is generally responsible for:

•	Appointing, compensating, retaining and overseeing the company’s independent registered public accounting firm.

•	Reviewing the annual report of the company’s independent registered public accounting firm related to quality control.

•	Reviewing the company’s annual reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.

•	Reviewing the company’s audit plans.

•	Reviewing before issuance the company’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.

•	Discussing the company’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

•	Reviewing relationships between the independent registered public accounting firm and the company in accordance with Independence Standards Board Standard No. 1.

•	Reviewing and discussing the adequacy of the company’s internal accounting controls and other factors affecting the integrity of the company’s financial reports with management and with the company’s independent registered public accounting firm.

•	Creating and periodically reviewing the company’s whistleblower policy.

•	Reviewing the company’s risk assessment and risk management policies.

The board has determined that all members of the Audit Committee are financially literate and have financial management expertise, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Mr. Adams as the audit committee financial expert as defined in the Securities Exchange Act of 1934.

The Audit Committee met 6 times in 2005. The committee also continued its long-standing practice of meeting directly with the company’s internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between Audit Committee members and the company’s internal auditors. See page 24 for a report of the committee.

Compensation Committee.    All members of the Compensation Committee are independent. The Compensation Committee is generally responsible for:

•	Reviewing and approving company goals and objectives relevant to CEO compensation.

•	Evaluating the CEO’s performance in light of those goals and objectives.

•	Setting the compensation of the CEO and other executive officers.

•	Making recommendations to the board regarding:

•	Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) the board must approve.

•	Reservation of company stock for use as awards or grants under plans or as contributions or sales to any trustee of an employee benefit plan.

•	Purchase of company stock in connection with employee benefit plans.

•	Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board; administration of employee benefit plans; and the approval and execution of employee benefit plan documents, contracts with employee benefit plan providers and other third parties.

The Compensation Committee met 7 times in 2005. See page 18 for a report of the committee on its executive compensation decisions for the year 2005.

Governance and Stockholder Relations Committee.    All members of the Governance and Stockholder Relations Committee are independent. The Governance and Stockholder Relations Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	The development and revision of the company’s corporate governance principles.

•	The size, composition and functioning of the board and board committees.

•	Candidates to fill board positions.

•	Nominees to be designated for election as directors.

•	Compensation of board members.

•	Organization and responsibilities of board committees.

•	Succession planning by the company.

•	Issues of potential conflicts of interest involving a board member raised under the company’s conflict of interest policy.

•	Topics affecting the relationship between management and stockholders, and public issues.

•	Responses to proposals submitted by stockholders.

•	Reviewing:

•	Contribution policies of the company and of the TI Foundation.

•	Revisions to TI’s code of ethics.

•	Overseeing an annual evaluation of the board and the committees.

The Governance and Stockholder Relations Committee met 7 times in 2005. See below for a report of the committee regarding its activities. See also page 5 for a discussion of stockholder nominations and communications with the board.

CORPORATE GOVERNANCE

The board has a long-standing commitment to responsible and effective corporate governance. Information regarding the corporate governance practices of the board is available on the company’s web site at www.ti.com/corporategovernance. The board acted on a number of important corporate governance matters during 2005 and early 2006. To provide details of those actions, the Governance and Stockholder Relations Committee offers the following report:

GOVERNANCE AND STOCKHOLDER RELATIONS COMMITTEE REPORT

Majority Voting

In 2005 and early 2006, the Governance and Stockholder Relations Committee of the board of directors (the Committee) spent significant time reviewing the company’s director election process. In February 2006, the Committee recommended and the board determined to amend the company’s by-laws to change the voting standard for the election of directors from a plurality to a majority vote. The board believes the change to a majority vote standard will appropriately give stockholders a greater voice in the election of directors of the company.

Under the plurality standard, which most companies incorporated in Delaware employ, director candidates with the most votes cast for them are elected, even if the total number of votes cast is less than a majority. Under the majority standard now applicable to the company’s director elections, a director must receive the affirmative vote of a majority of the shares represented in person or by proxy at an annual meeting.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. Consequently, the Committee is considering the adoption of a policy that would address this “hold over” issue. Because it is difficult to anticipate the various reasons stockholders might withhold votes from a director, the policy is likely to give the board flexibility in determining what action to take. The board agreed with the Committee’s recommendation to amend the company’s by-laws and acted accordingly. The amended by-laws can be found on the company’s web site at www.ti.com/corporategovernance.

Governance at TI

TI’s board of directors first adopted written governance guidelines and committee charters in 1973. Its policies and practices have evolved over time, adapting to meet the needs of the company and its stockholders, although some practices, such as maintaining a majority of independent directors, are of long standing. The board’s commitment to governance is evidenced by the time members devote to TI matters. Historically the board has met at least eight times a year. TI directors have also long participated in strategic conferences in addition to the regular board meetings. Directors interact directly with managers other than the chief executive officer at board meetings and the strategic planning conferences. This practice facilitates the directors’ oversight efforts and also gives directors opportunities to evaluate those managers, aiding directors in succession planning considerations. As illustrated in 2004, the board has also shown a willingness to change the status quo by revising the size and composition of the board and the board’s committee structure. Moreover, the board and each of its committees conduct evaluations annually; changes to processes such as agenda setting, and expanded presentations to the board on certain topics, are examples of improvements that have resulted from those evaluations.

TI’s corporate governance guidelines document several other principles the board has long followed. Following are examples of policies included in the guidelines:

•	The roles of chairman and chief executive officer. TI’s board believes that the company’s situation warrants separating the roles of chairman and chief executive officer. However, the board does not believe it is in the best interests of stockholders to be permanently bound to that structure. Instead, the board will determine the leadership structure that serves the company best at any given time. That structure may involve a separation of the roles of chief executive officer and chairman, or may involve the chief executive officer’s simultaneously serving as chairman, depending on current and anticipated circumstances.

•	Retirement age and term limits. The board maintains a retirement age of 70 for directors. The board has considered whether to institute term limits but concluded that term limits can result in the loss of directors who have developed, over a period of time, an in-depth understanding of the company and its strategic objectives, operations and challenges and, therefore, provide a valuable contribution to the board as a whole.

•	Executive sessions and “lead director.” Non-management directors of the board meet in executive session at each regularly scheduled meeting and at such other times as the Committee recommends. Any management director, such as the chief executive officer, is excluded from these executive sessions. The chair of the appropriate board committee acts as chair at executive sessions at which the principal item to be considered is within the scope of authority of his or her committee or, if there is no single principal item, the chair of this Committee. This practice, by providing opportunities for leadership to more than one independent director, more fully engages the board members. The board prefers this approach to the selection of one “lead director.”

•	Director independence. TI’s board has historically been comprised almost entirely of independent directors. In accordance with the NYSE listing standards, the Committee has developed specified standards for determining independence. Those standards are listed beginning on page 6.

David R. Boren, Chair          David R. Goode          Christine Todd Whitman

Governance Documents

The board’s corporate governance guidelines, the charters of the board’s committees, the company’s code of business conduct and the company’s code of ethics for its chief executive officer and senior financial officers are available on the company’s web site at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, Texas, 75266-0199, Attn: Investor Relations.

DIRECTOR COMPENSATION

Directors who are not employees are paid an annual retainer of $70,000 for their board and committee service. The chair of the Audit Committee receives an additional annual retainer of $10,000. The chairs of the Compensation Committee and the Governance and Stockholder Relations Committee each receive an additional annual retainer of $5,000. Compensation for other activities designated by the chairman of the board is $1,000 per day.

Under the terms of the Texas Instruments 2003 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2003, non-employee directors receive the following additional compensation:

Stock Options.    Non-employee directors are annually granted a 10-year option to purchase 15,000 shares of the company’s common stock. The purchase price of the shares is 100% of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary date of the grant and also may become fully exercisable in the event of a change in control (as defined in the plan) of the company.

Restricted Stock Units.    New non-employee directors are granted 2,000 restricted stock units, each representing one share of company common stock. The restricted stock units provide for issuance of company common stock at the time of retirement from the board, or upon earlier termination of service from the board after completing eight years of service or because of death or disability. Dividend equivalents are paid on restricted stock units at the same rate as dividends on the company’s common stock.

In 2005, the company’s non-employee directors received the following compensation:

Director	Retainer	Stock Options (in Shares)	Restricted Stock Units (in Shares)	Fees for Designated Activities
J.R. Adams	$80,000	15,000	0	0
D.L. Boren	$75,000	15,000	0	0
D.A. Carp	$70,000	15,000	0	0
C.S. Cox	$70,000	15,000	0	0
G.W. Fronterhouse	$70,000	15,000	0	0
D.R. Goode	$70,000	15,000	0	0
P.H. Patsley	$70,000	15,000	0	0
W.R. Sanders	$75,000	15,000	0	0
R.J. Simmons	$70,000	15,000	0	0
C.T. Whitman	$70,000	15,000	0	0

In 2005, the company also made payments (an aggregate of $5,200) relating to premiums for life, medical, travel and accident insurance policies covering non-employee directors. The company does not pay its directors a fee for meeting attendance, but it does reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated TI events. In addition, non-employee directors may use company aircraft for travel to and from these meetings and other designated events. On occasion, directors’ spouses are invited to attend board events; the spouses’ expenses incurred in connection with attendance at those events are also reimbursed.

Under the Director Plan, subject to some limitations, directors can choose to have all or part of their cash compensation deferred until they leave the board (or certain other specified times). The deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from the company at a rate (currently based on published interest rates on certain corporate bonds) determined by the Governance and Stockholder Relations Committee. Stock unit accounts fluctuate in value with the underlying shares of company common stock, which will be issued after the deferral period.

TI has arrangements with certain customers whereby TI’s employees may purchase specific products containing TI manufactured components at discounted pricing. Under these arrangements, directors are entitled to participate on the same terms and conditions available to employees.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

Each director whose service commenced prior to June 20, 2002, is eligible to participate in the company’s Director Award Program. This program was established to promote the company’s interest in supporting charitable institutions. Under the program, the company may contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by the company. The contributions will be made in five annual installments of $100,000 each following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of the company’s chief executive officer and each of the four other most highly compensated executive officers for services in all capacities to the company in 2003, 2004 and 2005, except as otherwise indicated.

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards (2)	Stock Options (in Shares) (3)	Long-Term Incentive Plan Payouts	All Other Compensation(4)
R.K. Templeton	2005	$866,250	$2,000,000	$82,273	$2,138,000	500,000	0	$123,871
President & Chief	2004	$770,001	$1,400,000	$94,709	$3,248,000	700,000	0	$201,339
Executive Officer	2003	$641,250	$600,000	$83,568	0	1,000,000	0	$85,345

G. Delfassy	2005	$426,740	$950,000	$6,482	$1,069,000	100,000	0	$79,069
Senior Vice	2004	$388,170	$600,000	$1,272	$1,624,000	150,000	0	$118,189
President	2003	$364,070	$400,000	$1,172	0	300,000	0	$56,920

M.J. Hames	2005	$417,920	$575,000	$1,278	$1,069,000	100,000	0	$43,685
Senior Vice	2004	$393,289	$400,000	$0	$1,624,000	150,000	0	$67,336
President	2003	$369,970	$300,000	$3,806	0	375,000	0	$18,279

G.A. Lowe	2005	$405,041	$850,000	$1,219	$1,069,000	100,000	0	$44,520
Senior Vice	2004	$346,040	$500,000	$3,935	$974,400	150,000	0	$66,190
President	2003	$295,570	$300,000	$1,438	0	300,000	0	$4,020

K.J. Ritchie (5)	2005	$396,740	$750,000	$0	$1,069,000	100,000	0	$40,346
Senior Vice	2004	$355,000	$500,000	$0	$974,400	150,000	0	$66,135
President

(1)	In the interest of transparency, the value of perquisites and other personal benefits is provided in this column and below in this note even if the amount is less than the reporting threshold established by the SEC.

The board of directors has determined that for security reasons, it is in the company’s interest to require the chief executive officer to use company aircraft for personal air travel. The amount shown for Mr. Templeton includes $64,777 incremental cost of company-required personal use of aircraft and $7,517 for reimbursement of a portion of the tax related to the incremental cost of company-required personal use of aircraft. The amount shown for Mr. Templeton also includes the following:

Financial Counseling	Executive Physical	Home Security System Maintenance & Monitoring
$8,000	$1,254	$725

Other Annual Compensation of the other named executive officers in 2005 consists of the following:

Name	Financial Counseling	Executive Physical
G. Delfassy	$5,149	$1,333
M.J. Hames	0	$1,278
G.A. Lowe	$1,219	0
K.J. Ritchie	0	0

(2)	As of December 31, 2005, the aggregate value of restricted stock unit holdings of the named executive officers was as follows:

Name	Aggregate Value* of Holdings	Number of Shares
R.K. Templeton	$10,262,400	320,000
G. Delfassy	$3,207,000	100,000
M.J. Hames	$6,414,000	200,000
G.A. Lowe	$6,574,350	205,000
K.J. Ritchie	$4,489,800	140,000

Dividend equivalents are paid on restricted stock units granted through 2005 at the same rate as dividends on the company’s common stock. No dividend equivalents will be paid on restricted stock units granted on or after January 1, 2006.

*Calculated by multiplying the total number of restricted stock units held by the closing price of the company’s stock on the last trading day of 2005 ($32.07).

(3)	Any value actually realized by an executive officer from an option grant depends solely upon price increases in TI common stock.

(4)	During 2005, the company made payments in connection with travel and accident insurance policies in the amount of $20 and insurance premium contributions in the amount of $250 for each of the executive officers named in the summary compensation table.

During 2005, the company made matching contributions to 401(k) accounts in the amount of $4,200 for Messrs. Hames, Lowe and Ritchie and $8,400 for Messrs. Templeton and Delfassy.

For 2005, the named executive officers received the following cash profit sharing payments: Mr. Templeton, $64,276; Mr. Delfassy, $31,664; Mr. Hames, $31,010; Mr. Lowe, $30,054; and Mr. Ritchie, $29,438.

During 2005, the company made contributions under its defined contribution retirement plan in the amount of $4,200 for Messrs. Templeton and Delfassy. The company accrued additional amounts of $46,725 and $21,935 for the benefit of Messrs. Templeton and Delfassy, respectively, to offset Internal Revenue Code limitations on amounts that could be contributed to the defined contribution retirement plan.

The following named executive officers received payments for unused vacation time that could not be carried forward: Mr. Delfassy, $12,600; Mr. Hames, $8,205; Mr. Lowe, $9,996; and Mr. Ritchie, $6,438.

(5)	Mr. Ritchie became an executive officer of the company in 2004.

Table of Option Grants in 2005

The following table shows stock options granted to the named executive officers in 2005. Additionally, in accordance with the rules of the SEC, the table shows the hypothetical gains or option spreads that would exist for the options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The options have a 10-year term and generally become exercisable over the first four years of the term. Following termination of employment, an optionee generally has 30 days to exercise vested options unless the optionee has 20 years of service with TI or is otherwise retirement eligible, in which case the options continue to vest and are exercisable over their full term. Beginning with options granted in February 2003, if an optionee terminates employment following 20 years of credited service but is not retirement eligible, the options continue to full term but only to the extent vested at the time of termination. The options become fully exercisable in the event of a change in control (as defined in the options) of the company. The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
					5%		10%
Name	Options Granted (in Shares) (1)	% Of Total Options Granted To Employees In 2005	Exercise Price (per Share)	Expiration Date	Stock Price (per Share)(2)	Gain	Stock Price (per Share)(2)	Gain
R.K. Templeton	500,000	2.2%	$21.55	01/20/2015	$35.10	$6,775,000	$55.90	$17,175,000
G. Delfassy	100,000	0.40%	$21.55	01/20/2015	$35.10	$1,355,000	$55.90	$3,435,000
M.J. Hames	100,000	0.40%	$21.55	01/20/2015	$35.10	$1,355,000	$55.90	$3,435,000
G.A. Lowe	100,000	0.40%	$21.55	01/20/2015	$35.10	$1,355,000	$55.90	$3,435,000
K.J. Ritchie	100,000	0.40%	$21.55	01/20/2015	$35.10	$1,355,000	$55.90	$3,435,000

(1)	These nonqualified options were granted under a stockholder-approved plan on January 20, 2005, and become exercisable in four equal annual installments beginning on January 20, 2006. Any value actually realized by an executive officer from an option grant depends solely upon price increases in TI common stock benefiting all stockholders.

(2)	The price of TI common stock at the end of the 10-year term of the stock options granted on January 20, 2005, would be $35.10 at a 5% annual appreciation rate and $55.90 at a 10% annual appreciation rate.

Table of Option Exercises in 2005 and Year-End Option Values

The following table lists the number of shares acquired and the value realized as the result of option exercises in 2005 by the named executive officers. It also includes the number and value of the exercisable and unexercisable options as of December 31, 2005. The table contains values for “in-the-money” options, meaning those having a positive spread between the year-end share price of $32.07 and the exercise price.

			Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
R.K. Templeton	0	$0	3,598,750	1,681,250	$35,627,988	$14,084,063
G. Delfassy	20,000	$158,200	817,500	462,500	$4,743,200	$4,116,500
M.J. Hames	280,000	$6,161,600	862,500	462,500	$4,965,525	$4,383,875
G.A. Lowe	230,000	$2,617,000	391,250	393,750	$1,367,088	$3,613,063
K.J. Ritchie	110,000	$2,160,700	463,850	376,250	$3,091,876	$3,334,463

Pension Plan Table

As required by SEC rules, the table below shows the approximate benefits relating to the company’s pension plan and nonqualified supplemental pension plan that would be payable as of December 31, 2005, to employees in higher salary classifications for the average credited earnings and years of credited service indicated if they were paid as an annuity. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings include salary and bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

Because the pension plan is a qualified plan, it is subject to various restrictions under the Internal Revenue Code (Code) and the Employee Retirement Income Security Act of 1974 (ERISA) with respect to benefit calculations and payments. ERISA and the Code limit the maximum annual benefit payable under a qualified plan such as the pension plan to $170,000. Further, the eligible earnings used to calculate benefits are capped by ERISA; in 2005, the cap was $210,000. To address these limitations, TI employees, including the named executive officers, are eligible for additional retirement benefits to be paid by the company under a nonqualified supplemental pension plan.

In 1997, the company’s U.S. employees were given the option of continuing to participate in the pension plan or participating in a new defined contribution retirement plan. Mr. Templeton chose to participate in the new plan. Accordingly, his benefits under the pension plan (described in footnote 1 below) were frozen as of December 31, 1997. Contributions to the defined contribution retirement plan for Mr. Templeton’s benefit are included in the summary compensation table. Mr. Delfassy transferred to the company’s U.S. payroll in 1999 and participates in the defined contribution retirement plan. Contributions to the plan for Mr. Delfassy’s benefit are included in the summary compensation table.

	Estimated Annual Benefits Under Pension Plan for Specified Years of Credited Service (2)(3)
Average Credited Earnings (1)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
$ 500,000	107,387	143,183	178,978	214,774	250,569	288,069	325,569
$1,000,000	219,887	293,183	366,478	439,774	513,069	588,069	663,069
$1,500,000	332,387	443,183	553,978	664,774	775,569	888,069	1,000,569
$2,000,000	444,887	593,183	741,478	889,774	1,038,069	1,188,069	1,338,069
$2,500,000	557,387	743,183	928,978	1,114,774	1,300,569	1,488,069	1,675,569
$3,000,000	669,887	893,183	1,116,478	1,339,774	1,563,069	1,788,069	2,013,069

(1)	The average credited earnings is the average of the five consecutive years of highest earnings. At December 31, 2005, the below named executive officers were credited with the following years of credited service and had the following average credited earnings:

Name	Years of Service	Average Credited Earnings
R.K. Templeton*	16	$536,761
M.J. Hames	24	$691,760
G.A. Lowe	20	$554,750
K.J. Ritchie	26	$548,508

*As of December 31, 1997.

(2)	If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA’s restrictions will be paid by the company.

(3)	The benefits under the pension plan are computed as a single life annuity beginning at age 65. The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989, to comply with Social Security integration requirements. The integration offset is $5,113 for 15 years of credited service, $6,817 for 20 years of credited service, $8,522 for 25 years of credited service, $10,226 for 30 years of credited service, $11,931 for 35 years of credited service, $11,931 for 40 years of credited service and $11,931 for 45 years of credited service.

The following table provides an estimate of the lump sum benefit under each of the pension plan and the nonqualified supplemental pension plan that would be payable to the named executive officers based on a hypothetical retirement date of December 31, 2005. The lump sum represents the discounted net present value of the annual annuity payments to which the named executive officer would otherwise be entitled, based on the named executive officer’s actuarial life expectancy and the government discount rate in effect at the time.

Name	Pension Plan Estimated Lump Sum Payment	Nonqualified Supplemental Pension Plan Estimated Lump Sum Payment
R. K. Templeton*	$371,662	$274,633
M. J. Hames	$486,464	$784,681
G. A. Lowe	$349,915	$352,574
K.J. Ritchie	$578,694	$599,784

*	Based on accrued pension benefit as of December 31, 1997.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors (the Committee) has furnished the following report on executive compensation paid or awarded to executive officers for 2005:

The Committee determines compensation for the executive officers of the company. The Committee consists solely of independent members of the board, meets on a scheduled basis and reports its activities to the board. A copy of the Committee’s charter appears on the company’s web site at www.ti.com/corporategovernance.

To assist it in administration of the company’s executive compensation program, the Committee has authority to retain independent experts and advisors. In 2005, the Committee retained an independent consultant to advise it on market practices relating to compensation.

Compensation Strategy and Components

The goal of the company’s executive compensation program is to attract, motivate and retain the executives who are critical to the company’s success, while holding them accountable for their own and for the company’s performance. The total value of compensation delivered to executive officers is highly variable, based on such performance. The components of compensation are designed to align executive interests with those of stockholders. Those components are as follows:

Cash Compensation

Cash compensation consists of two components: base salary and performance bonuses.

Base salary is primarily determined by competitive pay and individual job performance. The Committee’s strategy is to target base salary generally at a level below the market median, in order to weight total compensation toward the performance-based components described below. Competitive pay practices are determined from the best available information (including compensation surveys, proxy-statement disclosures and the advice of the Committee’s independent compensation consultant) about a group of comparator companies. All in this comparator group are high-technology companies, many of which are included in the S&P Information Technology Index. (See page 23 for a comparison of TI’s stock performance with this Index.)

Performance bonuses are used to bring the executive officers’ total cash compensation to targeted levels. Total cash compensation is targeted at a level commensurate with the company’s relative performance versus its competitors, as well as the individual’s contribution to that performance. In setting an executive officer’s performance bonus, the Committee takes account of the amount paid to the officer under the Company’s broad-based profit sharing program. (See “Benefits” below for a discussion of the profit sharing program.)

If the company performs better than competitor companies on identified performance measures, the Committee will generally target total cash compensation for executive officers that is higher than the market median. If the company’s performance is below that of competitor companies, then total cash compensation will be targeted at below the market median.

The performance measures used by the Committee are described below under the heading “Performance Measures and Decision-Making Process for 2005.”

Long-Term Compensation

To promote retention and align executive officers’ interests more closely with those of stockholders, the Committee grants long-term equity compensation, generally consisting of a mix of stock options and restricted stock units. In determining long-term awards, the Committee considers the performance of the executive officer and the retention value of the long-term compensation that already has been granted to the individual, as well as the median number of shares and equity value granted by comparator companies to similarly situated executive officers.

Stock options are granted at 100 percent of fair market value on the date of grant, have a 10-year term, and become exercisable in four equal annual installments starting one year after grant. Any value actually realized by an executive officer from an option grant depends solely upon price increases in TI common stock benefiting all stockholders.

Restricted stock units are designated in shares of TI common stock and generally vest 4 years from the date of grant. Until vesting, the grantee receives an annual cash payment equivalent to the dividends paid on the number of shares under the grant. After vesting, the restricted stock units are paid to the grantee in shares of TI common stock.

In granting equity compensation, the Committee’s goal is that net annual dilution from its equity compensation practices not exceed 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the Committee each year to all employees (net of award forfeitures), as a percentage of the shares of the company’s outstanding common stock. Equity awards granted by the Committee in 2005 resulted in net annual dilution of 1.1 percent.

Stock Ownership Guidelines

The company has stock ownership guidelines for executive officers. The guideline for the Chairman and the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have five years from their election as executive officers to reach these targets.

Benefits

Reflecting the company’s culture of respect and value for all employees, the benefits received by executive officers are the same as received by other employees except for those few benefits described below in the last paragraph of this section. For example, executive officers are eligible on the same basis as other U.S. employees for medical and life insurance, a pension plan, a 401(k) plan into which the company makes matching contributions, and an employee stock purchase plan that allows participants to purchase up to $25,000 of TI stock annually at a discount. Any U.S.

employee whose base salary exceeds a certain level (currently $130,000 per year) may defer compensation. All employees are eligible to participate in the company’s broad-based profit sharing program. Under this program, cash payments are made to employees, including executive officers, if the company meets specified performance goals. Together with other U.S. employees, executive officers also participate in a nonqualified supplemental retirement plan, into which amounts are credited that ordinarily would be contributed by the company under the pension or 401(k) plans, but for limitations under the Internal Revenue Code. Upon retirement executive officers receive benefits, such as a pension and retiree medical benefits, under the same terms as other retirees.

The company does not offer post-employment benefits to executive officers except as described above. The company does not have employment agreements with any of the executive officers. The value of the executive officers’ 401(k) plan and deferred compensation plan balances depends solely on the performance of investment alternatives selected by the executive officer from among the alternatives offered to all participants. The company does not guarantee any minimum return on those investments.

The few benefits available only to executive officers are the following: financial planning advice at a cost of up to $8,000 annually for each executive officer; home-security systems for certain executive officers; and an executive life insurance policy for the Chairman that was issued under an old program that is closed to new participants. Together with other senior executives, the executive officers are eligible for a company-paid annual physical. The board of directors determined that for security reasons, it was in the company’s interest to require the CEO to use company aircraft for personal air travel. The company reimburses the CEO for a portion of the tax expense that he incurs as a result of that requirement.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The Committee’s policy is to award executive compensation that meets the Section 162(m) deductibility requirements, but the Committee exercises its discretion to award non-deductible compensation when it considers it in the best interests of the company and stockholders to do so.

Performance Measures and Decision-Making Process for 2005

The Committee set base salaries for executive officers for 2005 in January 2005, with payment beginning in February 2005. The Committee made bonus and long-term compensation awards in January 2006 based on 2005 performance.

The performance measures used by the Committee in determining executive compensation for 2005 were:

•	the absolute one-year and multi-year company performance as measured by market share, revenue growth, profit from operations and total shareholder return;

•	one-year and multi-year performance on the same measures as compared with semiconductor competitors in the comparator group; and

•	the company’s progress toward its strategic goals.

To make its decisions on executive compensation, the Committee reviewed in detail each of the performance measures above, reviewed compensation market data and received input on competitive compensation practices from its independent compensation consultant. The Committee also reviewed the total compensation and benefits of the executive officers and considered the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO provided the entire board of directors with an assessment of his own performance with respect to the performance measures listed above, which the board considered in its assessment of his performance for 2005. The CEO reviewed the performance of the other executive officers (except the Chairman) with the Committee and made recommendations regarding the components of their compensation.

Before making its compensation decisions, the Committee discussed levels of compensation for the Chairman, the CEO and the other executive officers with the full board of directors in an executive session attended solely by the independent directors.

Determination of CEO Compensation

In 2005, TI reached record levels of revenue, profit from operations, operating margin and operating cash flow. TI’s primary business, Semiconductor, grew revenue faster than most of the competitor companies, reaching record levels of market share in each of its key product categories of Analog and DSP.

Profit from operations increased more than $500 million in 2005. As a percent of revenue, profit from operations improved 3 percentage points over the prior year and reached new quarterly highs in the second half of the year.

Total shareholder return of more than 30 percent was significantly above median compared to the semiconductor competitor companies.

With regard to progress toward strategic goals, TI improved its product and technology positions with new industry-leading offerings and strengthened its relationships with customers as evidenced by the gains in market share. Further, TI again achieved a strong balance sheet, with total cash of more than $5 billion, while returning value to stockholders through a 20 percent increase in the dividend and the repurchase of more than $4 billion of common stock. The achievements of 2005 followed improvements in 2004, when the company increased its market share, improved profit from operations, and delivered total shareholder return in the top one-third of the semiconductor competitor companies.

Taking into account the company’s performance, both absolute and relative to competition, and the executive officers’ contributions to that performance, the Committee set its targeted compensation levels so as to be commensurate with that relative performance. The Committee made the following determinations for 2005 with respect to each component of compensation for the CEO and the other executive officers:

Base Salary—In keeping with its strategy, the Committee’s base salary decisions for 2005 were generally intended to provide salaries somewhat lower than the median level of salaries for similarly situated executives of the comparator companies. Mr. Templeton’s salary was set at $870,000, which was below the median annual salary of CEOs of the comparator companies.

Performance Bonus—In general, the Committee granted annual performance awards such that total cash compensation would be above the median of the comparator companies. In doing so, the Committee took into account the amount paid to executive officers under the company’s broad-based profit sharing program. As a result, Mr. Templeton received a cash performance bonus of $2 million, resulting in total cash compensation to Mr. Templeton above the median for chief executive officers of the comparator companies. The performance bonuses were paid under the Texas Instruments Executive Officer Performance Plan, which stockholders approved in April 2002.

Long-Term Compensation—The Committee granted equity compensation, consisting generally of a mix of stock options and restricted stock units, to each of the executive officers. Considering Mr. Templeton’s continuing contribution to the company’s performance and execution of its strategic plan, the Committee granted Mr. Templeton stock options for 500,000 shares and 100,000 restricted stock units. The restricted stock units vest in four years. The awards were made under the Texas Instruments 2000 Long-Term Incentive Plan, which stockholders approved in April 2000. The awards for Mr. Templeton were set to create a total long-term compensation opportunity comparable to those of CEOs of the comparator companies. The value to be realized by Mr. Templeton and the other executive officers from their long-term compensation will depend solely on the long-term performance of the company.

Compensation of the Chairman

Because Mr. Engibous was not among the Company’s five most highly compensated executive officers, SEC rules do not require disclosure of his compensation in the company’s 2006 proxy statement. In the interest of transparency, the Committee provides the following information concerning his compensation for 2005. In January 2005, the Committee set Mr. Engibous’s base salary for 2005 at $345,000. He was also granted a stock option for 270,000 shares under the Texas Instruments 2000 Long-Term Incentive Plan. In January 2006, the Committee awarded him a bonus of $600,000 for 2005 performance. In making these determinations, the Committee considered his role as Chairman, his contribution to the company’s performance and strategic direction, and the compensation of employee-chairmen of comparator companies.

Wayne R. Sanders, Chair          Daniel A. Carp          Ruth J. Simmons

COMPARISON OF TOTAL SHAREHOLDER RETURN

This graph compares TI’s total shareholder return with the S&P 500 Index and the S&P Information Technology Index over a five-year period, beginning December 31, 2000, and ending December 31, 2005. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 Index and the S&P Information Technology Index. It also assumes reinvestment of all dividends.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, the company’s management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to the company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The committee has discussed with the independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the firm’s independence, and has discussed with Ernst & Young the firm’s independence.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2005 for filing with the SEC.

James R. Adams, Chair	Carrie S. Cox
Gerald W. Fronterhouse	Pamela H. Patsley

PROPOSAL TO RATIFY
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has appointed Ernst & Young LLP to be the company’s independent registered public accounting firm for 2006.

The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The company has paid fees to Ernst & Young for the services described below:

Audit Fees.    Ernst & Young’s Audit Fees were $6,770,000 in 2005 and $6,903,000 in 2004. The services provided in exchange for these fees were our annual audit and review of interim financial statements, and the firm’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees.    In addition to the Audit Fees, the company paid Ernst & Young $1,997,000 in 2005 and $471,000 in 2004 for assurance and other services related to Ernst & Young’s provision of annual audit services and review of interim financial statements. The services provided in exchange for these fees included employee benefit plan audits, agreed-upon procedures related to selected accounting processes at a TI subsidiary in 2004, access to Ernst & Young’s online research tool, an environmental certification audit and in 2005, a separate audit in support of a transaction to divest substantially all of the company’s Sensors & Controls segment. Of the total Audit-Related Fees in 2005, $1,489,000 was for this Sensors & Controls audit.

Tax Fees.    Ernst & Young’s fees for professional services rendered for tax compliance, tax advice and tax planning were $800,000 in 2005 and $1,251,000 in 2004. The services provided in exchange for these fees were preparation and review of non-U.S. tax returns, tax consultations and expatriate tax preparation.

All Other Fees.    Ernst & Young’s fees for all other professional services rendered were $30,000 in 2005 and $30,000 in 2004. The services provided in exchange for these fees were audit services for the TI Foundation.

Pre-approval Policy.    The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Annually the independent registered public accounting firm and the Director of Internal Audits will present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee will review and, as it deems appropriate, pre-approve those services. The services and estimated fees are to be presented to the Audit Committee for consideration in the following categories: Audit, Audit-related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). For each service listed in those categories, the Committee is to receive detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will review on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may also revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the Committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair is to report pre-approval decisions to the Audit Committee and seek ratification of such decisions at the Audit Committee’s next scheduled meeting.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2006.

ADDITIONAL INFORMATION

Voting Securities

As of February 21, 2006, 1,587,019,896 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 21, 2006, may vote at the meeting or any adjournment of the meeting.

Share Ownership of Certain Persons

The following table shows (a) the only person that has reported beneficial ownership of more than 5% of the common stock of the company, and (b) the ownership of the company’s common stock by the named executive officers, and all executive officers and directors as a group. Persons generally “beneficially own” shares if they have either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2005		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	126,398,920	(1)	7.8%
Richard K. Templeton	4,637,808	(2)	*
Gilles Delfassy	1,112,115	(2)	*
Michael J. Hames	1,328,786	(2)	*
Gregg A. Lowe	771,514	(2)	*
Kevin J. Ritchie	778,361	(2)	*
All executive officers and directors as a group	19,637,230	(3)	1.23%

*	Less than 1%

(1)	The company understands that, as of December 31, 2005, Capital Research and Management Company had sole dispositive power with respect to all of the above shares and sole voting power with respect to 29,660,200 of the above shares.

(2)	Included in shares owned at December 31, 2005:

Executive Officer	Shares Obtainable Within 60 Days	Shares Credited to 401(k) and Profit Sharing Accounts	Restricted Stock Units (in Shares)
R.K. Templeton	4,305,190	11,009	320,000
G. Delfassy	1,005,190	1,704	100,000
M.J. Hames	1,081,250	6,906	200,000
G.A. Lowe	560,190	3,428	205,000
K.J. Ritchie	623,850	7,728	140,000

Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership.

(3)	Includes:

(a)	17,422,180 shares obtainable within 60 days;

(b)	155,707 shares credited to 401(k) and profit sharing stock accounts;

(c)	1,525,268 shares subject to restricted stock unit awards; the non-employee directors’ restricted stock units are settled in TI stock upon a director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors; and

(d)	72,826 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership.

Certain Business Relationships

Joseph F. Hubach, senior vice president, secretary and general counsel of the company, is the brother of Francis P. Hubach, Jr., partner in charge of the Dallas office of the law firm of Jones Day. The company, whose relationship with Jones Day began before Mr. J. Hubach joined the company, engaged the services of Jones Day during 2005. Mr. F. Hubach provides no services to the company.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the company. The company will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of the company may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Proposals of Stockholders

If you wish to submit a proposal for possible inclusion in the company’s 2006 proxy material, we must receive your notice, in accordance with rules of the SEC, on or before November 9, 2006. Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, Texas, 75243, Attn: Secretary.

If you wish to submit a proposal at the 2007 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 20, 2007.

All suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by the company’s management. To ensure that your suggestions receive appropriate review, the Governance and Stockholder Relations Committee from time to time reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. Please see page 5 for information on contacting the board.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist.

Vote Required

For all matters submitted at the meeting, including the election of directors, an affirmative vote of the majority of the shares present in person or by proxy and entitled to vote thereon is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than the election of directors and the proposal to ratify the appointment of the company’s independent registered public accounting firm for 2006. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company’s Restated Certificate of Incorporation and by-laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR or AGAINST (including WITHHOLD AUTHORITY votes in the election of directors) or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. TI has appointed independent inspectors of election to tabulate the voting for the meeting.

Benefit Plan Voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 17, 2006, in the manner described in the notice of meeting.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 17, 2006, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. During 2005, all Section 16(a) reports were timely filed.

Telephone and Internet Voting

Registered Stockholders and Benefit Plan Participants.    Stockholders with shares registered directly with Computershare (the company’s transfer agent) and participants who beneficially own shares in a company benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at www.proxyvote.com.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The company has been advised by counsel that the telephone and Internet voting procedures, which have been made available through ADP Investor Communication Services, are consistent with the requirements of applicable law.

Stockholders with Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years.

After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to enroll, please visit www.computershare.com/us/sc/txnb or call TI Investor Relations at (972) 995-3773 for more information. If you are a participant in a TI benefit plan and would like to enroll, please call TI Investor Relations for more information.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and
General Counsel

Dallas, Texas
March 9, 2006

DIRECTIONS AND OTHER ANNUAL MEETING INFORMATION

Directions

From DFW Airport:    Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the North entrance to the building.

From Love Field Airport:    Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the North entrance to the building.

Parking

There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

Security

Please be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 20, 2006

You are cordially invited to attend the 2006 annual meeting of stockholders on Thursday, April 20, 2006, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006 and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 20, 2006

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints JAMES R. ADAMS, DAVID L. BOREN, THOMAS J. ENGIBOUS, WAYNE R. SANDERS, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 20, 2006, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors and upon the board proposal and other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and the board proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 17, 2006, those shares will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT – On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.

ATTN: JANE NAHRA
7839 CHURCHILL WAY
MS 3999
DALLAS, TX 75251

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 19, 2006.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 17, 2006.

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and to view the proxy materials electronically. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Texas Instruments Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN	TEXAS1	KEEP THIS PORTION FOR YOUR RECORDS

BLUE OR BLACK INK AS FOLLOWS:		DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS INSTRUMENTS INCORPORATED

The board of directors of Texas Instruments Incorporated recommends a vote FOR the election of directors and the board proposal.

Election of Directors

1.	Election of Directors - Nominees:

01) J.R. Adams, 02) D.L. Boren, 03) D.A. Carp, 04) C.S. Cox, 05) T.J. Engibous, 06) G.W. Fronterhouse,
07) D.R. Goode, 08) P.H. Patsley, 09) W.R. Sanders, 10) R.J. Simmons, 11) R.K. Templeton, 12) C.T. Whitman

For	Withhold	For All
All	All	Except
☐	☐	☐

To vote against all nominees, mark “Withhold All”. To vote against any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposal

2.	Board proposal to ratify the appointment of Ernst &Young LLP as the Company’s independent registered public accounting firm for 2006.

For	Against	Abstain
☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 20, 2006

You are cordially invited to attend the 2006 annual meeting of stockholders on Thursday, April 20, 2006, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time).  At the meeting, we will consider the election of directors, a board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006 and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications on the Internet.
This e-mail contains instructions for accessing TI’s 2006 Proxy Statement and Annual Report for 2005 and for voting your shares. Please read the instructions carefully before proceeding.

VOTING YOUR SHARES AND VIEWING THE PROXY MATERIALS- Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposal to be voted on.

You can enter your voting instructions and view the shareholder material at the following Internet site.  If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Registered shares must be voted by 11:59 p.m. (Eastern Daylight Time) on April 19, 2006. Shares allocable to a TI benefit plan must be voted by 11:59 p.m. (Eastern Daylight Time) on April 17, 2006.

To enter your vote you will need the following:
CONTROL NUMBER: 012345678901
YOUR 4-DIGIT PIN NUMBER

If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

If you would like to cancel your enrollment, or change your e-mail address or  PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN.  If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com

Your InvestorDelivery Enrollment Number is:     M012345678901

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings include other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

You may also view the proxy materials at:
http://www.ti.com/corp/docs/investor/reportsproxiesfilings.shtml

To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site:
http://www.adobe.com/products/acrobat/readstep2.html

There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PAPER COPIES — You may receive paper copies of the Proxy Statement and Annual Report by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Dear Texas Instruments Stockholder:

You are enrolled to view the Texas Instruments 2006 Proxy Statement and the 2005 Annual Report (which includes the 2005 audited financial statements) over the Internet instead of receiving copies in the mail. You can now access these materials over the Internet at the following address:

http://www.ti.com/corp/docs/investor/arprox06.shtml

You can also view the Proxy Statement and Annual Report, vote your shares and enroll to receive these materials electronically in future years, at the following address:

http://www.proxyvote.com

You may vote over the Internet, by telephone or by returning a properly executed proxy card. See the Proxy Statement and the enclosed proxy card for additional information about the voting procedures.

You may receive paper copies of the 2006 Proxy Statement and 2005 Annual Report by calling Texas Instruments Investor Relations at (972) 995-3773 or by writing to Texas Instruments Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199.

ProxyVote®	March 9, 2006 Meeting Materials

TEXAS INSTRUMENTS INCORPORATED Annual Meeting	ANNUAL REPORT PROXY STATEMENT

Meeting Date : 04/20/2006 for holders as of 02/21/2006

CUSIP: 882508-104 Your Control Number : 0000 0000 0000

As your vote is very important, we recommend that all voting instructions be received at least one business day prior to the voting cut-off time stated in the information circular. Scroll down for proxy instructions and voting.

▼	Scroll down for proxy instructions and voting.

The undersigned hereby appoints JAMES R. ADAMS, DAVID L. BOREN, THOMAS J. ENGIBOUS, WAYNE R. SANDERS, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 20, 2006, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors and upon the board proposal and other matters properly coming before the meeting. If no contrary indication is made, this proxy and will be voted FOR the election of each director nominee and the board proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 17, 2006, those shares will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

Directors’ Recommendations:
Choose this if you would like to vote your shares following directors’ recommendations. See below or refer to the proxy statement for the detailed recommendations. Please read them carefully.
Vote

Proxy Ballot:

01	DIRECTOR(S):

▶	Directors recommend a vote FOR election of the following nominee(s):

J.R. ADAMS ; D.L. BOREN ; D.A. CARP ;

C.S. COX ; T.J. ENGIBOUS ; G.W. FRONTERHOUSE ;

D.R. GOODE ; P.H. PATSLEY ; W.R. SANDERS ;

R.J. SIMMONS ; R.K. TEMPLETON ; C.T. WHITMAN

	™	For all nominees	™	Withhold all nominees	™	For all EXCEPT those selected below:

J.R. ADAMS

D.L. BOREN

D.A. CARP

C.S. COX

T.J. ENGIBOUS

G.W. FRONTERHOUSE

D.R. GOODE

P.H. PATSLEY

W.R. SANDERS

R.J. SIMMONS

R.K. TEMPLETON

C.T. WHITMAN

Proxy Vote.com	Page 2 of 2

02.	BOARD PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

▶	Directors Recommend : FOR

™ FOR ™ Against ™ Abstain

Vote my shares per the above selections

Click to see: “Letter to our clients regarding voting authority”

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